Exhibit 99.1

HALLIBURTON ANNOUNCES FOURTH QUARTER 2023 RESULTS AND INCREASES DIVIDEND
•Net income of $0.74 per diluted share.
•Adjusted net income per diluted share1 of $0.86, excluding losses in Argentina primarily due to currency devaluation.
•Revenue of $5.7 billion and operating margin of 18%.
•Cash flow from operations of $1.4 billion and free cash flow2 of $1.1 billion.
•2024 first quarter dividend increases by $0.01 per share to $0.17 per share.

HOUSTON – January 23, 2024 – Halliburton Company (NYSE: HAL) announced today net income of $661 million, or $0.74 per diluted share, for the fourth quarter of 2023. This compares to net income for the third quarter of 2023 of $716 million, or $0.79 per diluted share. Adjusted net income3 for the fourth quarter of 2023, excluding losses in Argentina primarily due to the currency devaluation, was $769 million, or $0.86 per diluted share. Halliburton's total revenue for the fourth quarter of 2023 was $5.7 billion, flat when compared to the third quarter of 2023. Operating income was $1.1 billion in the fourth quarter of 2023, a 2% increase when compared to the third quarter of 2023.

Total revenue for the full year of 2023 was $23.0 billion, an increase of $2.7 billion, or 13% from 2022. Operating income for 2023 was $4.1 billion, compared to 2022 operating income of $2.7 billion and adjusted operating income4 of $3.1 billion, excluding impairments and other charges related to our exit from Russia.

"2023 was a great year for Halliburton, both of our divisions achieved their highest operating margins in over a decade," commented Jeff Miller, Chairman, President and CEO.

"We generated about $2.3 billion of free cash flow during the year, retired approximately $300 million of debt, and returned $1.4 billion of cash to shareholders through stock repurchases and dividends, which represents over 60% of our free cash flow.

"I am excited about 2024. The outlook for oilfield services demand remains strong. I expect we will deepen and strengthen our value proposition, and generate significant free cash flow," concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the fourth quarter of 2023 was $3.3 billion, a decrease of $170 million, or 5%, sequentially, while operating income was $716 million, a decrease of $30 million, or 4%. Margins remained flat to the third quarter. These results were driven by reduced stimulation activity in U.S. land and Mexico, lower artificial lift activity in U.S. land, and decreased completion tool sales in Latin America. Partially offsetting these declines were higher year end completion tool sales in the Gulf of Mexico, Africa, and the Middle East.

Drilling and Evaluation

Drilling and Evaluation revenue in the fourth quarter of 2023 was $2.4 billion, an increase of $105 million, or 5%, sequentially, while operating income was $420 million, an increase of $42 million, or 11%. These results were driven by improved software sales in the Middle East/Asia, Africa, and Latin America, along with increased fluid services in the Western Hemisphere and Africa. Partially offsetting these improvements was weather related reductions in drilling-related activity in Norway.

Geographic Regions

North America

North America revenue in the fourth quarter of 2023 was $2.4 billion, a 7% decrease sequentially. This decline was primarily driven by lower stimulation activity in U.S. land. Partially offsetting this decrease were improved stimulation activity and higher completion tool sales in the Gulf of Mexico.

International

International revenue in the fourth quarter of 2023 was $3.3 billion, a 4% increase sequentially.

Latin America revenue in the fourth quarter of 2023 was $1.0 billion, a decrease of 2% sequentially. This decline was primarily due to decreased completion tool sales in Brazil, lower stimulation activity in Mexico, and lower project management activity in Colombia. Partially offsetting these decreases were higher project management activity in Ecuador and improved activity across multiple product service lines in the Caribbean.

Europe/Africa revenue in the fourth quarter of 2023 was $767 million, an increase of 4% sequentially. This increase was primarily driven by higher activity across multiple product service lines in Africa, partially offset by lower completion tool sales in the Caspian Area and Norway.

Middle East/Asia revenue in the fourth quarter of 2023 was $1.5 billion, an increase of 7% sequentially. This increase was primarily due to improved activity across multiple product service lines in Kuwait, Saudi Arabia, and Oman, and higher completion tool sales in the United Arab Emirates. Partially offsetting these improvements were decreased drilling-related services in Indonesia and lower pressure pumping services in Asia.

Other Financial Items

During the fourth quarter of 2023, Halliburton:

•Repurchased approximately $250 million of common stock.

•Repurchased approximately $150 million of debt across multiple senior notes, notes due, and global debentures, using cash on hand.

•Spent $15 million on our SAP S4 migration.

•Incurred approximately $109 million due to Argentina currency devaluation and Blue Chip Swap losses.

Halliburton's board of directors declared a 2024 first quarter dividend of seventeen cents ($0.17) per share on the Company’s common stock payable on March 27, 2024, to shareholders of record as of the close of business on March 6, 2024.

Selective Technology & Highlights

•Halliburton introduced EquiFlow® Density autonomous inflow control device (AICD). This first-of-its-kind device addresses reservoir fluid uncertainties and allows the operator to enhance hydrocarbon recovery in wells where current autonomous technologies are limited. EquiFlow Density uses an innovative density amplifier designed to differentiate reservoir fluids. It incorporates a fluid selector to magnify density forces by creating artificial gravity while making the device completely orientation neutral. The fluid selector opens or closes autonomously to restrict water without any surface intervention. The tool provides a meaningful reduction in water influx, which is typically treated at the surface.

•Halliburton and Core Laboratories Inc. announced a strategic collaboration in the U.S. to compress the delivery time of cutting-edge comprehensive digital rock data solutions from months to weeks, even while full petrophysical laboratory measurements are in progress. This collaboration combines Core Lab's industry-leading expertise in reservoir description and optimization technologies with Halliburton’s specialization in pore-scale digital rock analysis. The collaboration facilitates the seamless integration of best-in-class digital rock characterization at a nano, micro and macro level, which will enable U.S. clients to run pore-scale simulations in parallel with physical laboratory experiments. These enhancements will drive the accuracy and innovation of new and existing digital rock characterization workflows.

•Halliburton, and AIQ, joined with ADNOC to successfully launch an AI-enabled Autonomous Well Control solution, RoboWell, across the ADNOC's North East Bab asset in Abu Dhabi, United Arab Emirates. The project, which is the first ever AI-supported Advanced Process Control solution for gas lifted wells, enables autonomous wells that can self-adjust to maximize production within specified operating conditions. The RoboWell system utilizes real time data to continuously react to changing oil field dynamics, and to optimize production processes, as well as ensure operation within safety parameters to minimize well instability and reduce the risk of stoppages or other incidents.

•Halliburton and Oil States Industries, Inc. announced a strategic collaboration that combines two award-winning technology sets to provide customers with innovative deepwater managed pressure drilling (MPD) solutions. MPD provides operators with improved control when navigating narrow pressure windows compared to conventional drilling. The collaboration between Halliburton and Oil States will provide operators and drilling contractors with an effective and flexible MPD product-service combination to safely access greater operational efficiencies like ease of handling and streamlined installation.

•Halliburton and Sekal AS announced an agreement to jointly provide leading well construction automation solutions as part of a longer-term strategy to deliver fully automated drilling operations. Under the agreement, Halliburton and Sekal are collaborating on several technologies and services that incorporate Halliburton's digitally integrated well construction solutions and the Sekal DrillTronics automation platform. In addition, both parties’ remote operations centers will provide expertise and support to these offerings.

•Halliburton announced it will work with Libra Consortium, led by Petrobras, to develop a digital twin for a pre-salt field system in Brazil. The Libra digital twin will help the consortium reduce capital expenditures, accelerate production times, and improve crude oil recovery rates using new insights obtained in a real-time environment. The digital twin is a virtual representation of the physical asset that replicates its behavior and characteristics. It allows operators to run “what if” scenarios to improve decision-making and maximize operational predictability for optimal field development.

•Halliburton Labs won Best Energy Team recognition at the 2023 Ally Energy GRIT Awards. These awards honor people and organizations focused on growth, resilience, innovation, and transition (GRIT) that impact energy, sustainability, and the climate.

•Halliburton Labs announced Airovation Technologies, Ayrton Energy, Cache Energy, CENS, Disa Technologies, Marel Power Solutions, and XtraLit as the newest participants in its collaborative environment. The addition of these new participants is part of Halliburton Labs' ambition to advance energy and climate innovation and help early-stage companies by contributing expertise, connections, facilities, and more to achieve strategic scaling milestones.

•Halliburton Labs participating companies OCOChem, Ionada and Disa Technologies each separately announced they successfully closed equity funding in the fourth quarter. This marked the most active funding quarter for participants in Halliburton Labs since inception.

(1)	Adjusted net income per diluted share is a non-GAAP financial measure; please see reconciliation of Net Income to Adjusted Net Income in Footnote Table 2.

(2)	Free cash flow is a non-GAAP financial measure; please see reconciliation of Cash Flows from Operating Activities to Free Cash Flow in Footnote Table 4.

(3)	Adjusted net income is a non-GAAP financial measure; please see reconciliation of Net Income to Adjusted Net Income in Footnote Table 2.

(4)	Adjusted operating income is a non-GAAP financial measure; please see reconciliation of Operating Income to Adjusted Operating Income in Footnote Table 1.

About Halliburton

Halliburton is one of the world’s leading providers of products and services to the energy industry. Founded in 1919, we create innovative technologies, products, and services that help our customers maximize their value throughout the life cycle of an asset and advance a sustainable energy future. Visit us at www.halliburton.com; connect with us on LinkedIn, YouTube, Instagram, and Facebook.

Forward-looking Statements

The statements in this press release that are not historical statements are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: changes in the demand for or price of oil and/or natural gas, including as a result of development of alternative energy sources, general economic conditions such as inflation and recession, the ability of the OPEC+ countries to agree on and comply with production quotas, and other causes; changes in capital spending by our customers; the modification, continuation or suspension of our shareholder return framework, including the payment of dividends and purchases of our stock, which will be subject to the discretion of our Board of Directors and may depend on a variety of factors, including our results of operations and financial condition, growth plans, capital requirements and other conditions existing when any payment or purchase decision is made; potential catastrophic events related to our operations, and related indemnification and insurance; protection of intellectual property rights; cyber-attacks and data security; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, the environment, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; assumptions regarding the generation of future taxable income, and compliance with laws related to and disputes with taxing authorities regarding income taxes; risks of international operations, including risks relating to unsettled political conditions, war, including the ongoing Russia and Ukraine conflict and any expansion of that conflict, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; delays or failures by customers to make payments owed to us; infrastructure issues in the oil and natural gas industry; availability and cost of highly skilled labor and raw materials; completion of potential dispositions, and acquisitions, and integration and success of acquired businesses and joint ventures. Halliburton's Form 10-K for the year ended December 31, 2022, Form 10-Q for the quarter ended September 30, 2023, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	December 31		September 30
	2023	2022	2023
Revenue:
Completion and Production	$3,317	$3,182	$3,487
Drilling and Evaluation	2,422	2,400	2,317
Total revenue	$5,739	$5,582	$5,804
Operating income:
Completion and Production	$716	$659	$746
Drilling and Evaluation	420	387	378
Corporate and other	(63)	(70)	(64)
SAP S4 upgrade expense	(15)	—	(23)
Total operating income	1,058	976	1,037
Argentina currency impact (a)	(103)	(11)	(11)
Interest expense, net	(98)	(101)	(94)
Loss on Blue Chip Swap transactions (b)	(6)	—	—
Other, net	(16)	(22)	(16)
Income before income taxes	835	842	916
Income tax provision (c)	(168)	(177)	(192)
Net income	$667	$665	$724
Net income attributable to noncontrolling interest	(6)	(9)	(8)
Net income attributable to company	$661	$656	$716

Basic net income per share	$0.74	$0.72	$0.80
Diluted net income per share	$0.74	$0.72	$0.79
Basic weighted average common shares outstanding	893	906	898
Diluted weighted average common shares outstanding	897	910	902

(a)	During the three months ended December 31, 2023, Halliburton incurred a loss of $103 million due to the devaluation of the currency in Argentina.

(b)
The Central Bank of Argentina maintains currency controls that limit our ability to access U.S. dollars in Argentina and remit cash from our Argentine operations. The execution of certain trades known as Blue Chip Swaps, effectively results in a parallel U.S. dollar exchange rate. During the three months ended December 31, 2023, Halliburton entered into Blue Chip Swap transactions which resulted in a $6 million pre-tax loss.

(c)	The tax provision during the three months ended December 31, 2023 includes the tax effect on the Argentina currency impact and the loss on Blue Chip Swap transactions.

See Footnote Table 2 for Reconciliation of Net Income to Adjusted Net Income.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Year Ended
	December 31
	2023	2022
Revenue:
Completion and Production	$13,689	$11,582
Drilling and Evaluation	9,329	8,715
Total revenue	$23,018	$20,297
Operating income:
Completion and Production	$2,835	$2,037
Drilling and Evaluation	1,543	1,292
Corporate and other	(244)	(256)
SAP S4 upgrade expense	(51)	—
Impairments and other charges (a)	—	(366)
Total operating income	4,083	2,707
Interest expense, net	(395)	(463)
Loss on Blue Chip Swap transactions (b)	(110)	—
Argentina currency impact (c)	(131)	(30)
Loss on early extinguishment of debt (d)	—	(42)
Other, net	(84)	(62)
Income before income taxes	3,363	2,110
Income tax provision (e)	(701)	(515)
Net Income	$2,662	$1,595
Net Income attributable to noncontrolling interest	(24)	(23)
Net Income attributable to company	$2,638	$1,572

Basic net income per share	$2.93	$1.74
Diluted net income per share	$2.92	$1.73
Basic weighted average common shares outstanding	899	904
Diluted weighted average common shares outstanding	902	908

(a)	See Footnote Table 1 for details of the impairments and other charges recorded during the year ended December 31, 2022.

(b)
The Central Bank of Argentina maintains currency controls that limit our ability to access U.S. dollars in Argentina and remit cash from our Argentine operations. The execution of certain trades known as Blue Chip Swaps, effectively results in a parallel U.S. dollar exchange rate. During the year ended December 31, 2023, Halliburton entered into Blue Chip Swap transactions which resulted in a $110 million pre-tax loss.

(c)	During the three months ended December 31, 2023, Halliburton incurred a loss of $103 million due to the devaluation of the currency in Argentina.

(d)	During the year ended December 31, 2022, Halliburton recognized a $42 million loss on extinguishment of debt related to the early redemption of $600 million aggregate principal amount of senior notes.

(e)
The tax provision during the year ended December 31, 2023 includes the tax effect on the loss on Blue Chip Swap transactions and Argentina currency impact. During the year ended December 31, 2022, the tax provision includes the tax effect on impairments and other charges and the loss on early extinguishment of debt.

See Footnote Table 1 for Reconciliation of Operating Income to Adjusted Operating Income.
See Footnote Table 3 for Reconciliation of Net Income to Adjusted Net Income.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	December 31	December 31
	2023	2022
Assets
Current assets:
Cash and equivalents	$2,264	$2,346
Receivables, net	4,860	4,627
Inventories	3,226	2,923
Other current assets	1,193	1,056
Total current assets	11,543	10,952
Property, plant, and equipment, net	4,900	4,348
Goodwill	2,850	2,829
Deferred income taxes	2,505	2,636
Operating lease right-of-use assets	1,088	913
Other assets	1,797	1,577
Total assets	$24,683	$23,255

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,147	$3,121
Accrued employee compensation and benefits	689	634
Current portion of operating lease liabilities	262	224
Other current liabilities	1,510	1,366
Total current liabilities	5,608	5,345
Long-term debt	7,636	7,928
Operating lease liabilities	911	791
Employee compensation and benefits	408	408
Other liabilities	687	806
Total liabilities	15,250	15,278
Company shareholders’ equity	9,391	7,948
Noncontrolling interest in consolidated subsidiaries	42	29
Total shareholders’ equity	9,433	7,977
Total liabilities and shareholders’ equity	$24,683	$23,255

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Year Ended		Three Months Ended
	December 31		December 31
	2023	2022	2023
Cash flows from operating activities:
Net income	$2,662	$1,595	$667
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation, depletion, and amortization	998	940	256
Impairments and other charges	—	366	—
Deferred income tax provision	196	70	54
Working capital (a)	(511)	(941)	287
Other operating activities	113	212	146
Total cash flows provided by operating activities	3,458	2,242	1,410
Cash flows from investing activities:
Capital expenditures	(1,379)	(1,011)	(399)
Proceeds from sales of property, plant, and equipment	195	200	59
Other investing activities	(475)	(156)	(195)
Total cash flows used in investing activities	(1,659)	(967)	(535)
Cash flows from financing activities:
Stock repurchase program	(800)	(250)	(254)
Dividends to shareholders	(576)	(435)	(143)
Payments on long-term borrowings	(305)	(1,242)	(155)
Other financing activities	10	129	8
Total cash flows used in financing activities	(1,671)	(1,798)	(544)
Effect of exchange rate changes on cash	(210)	(175)	(103)
Increase (decrease) in cash and equivalents	(82)	(698)	228
Cash and equivalents at beginning of period	2,346	3,044	2,036
Cash and equivalents at end of period	$2,264	$2,346	$2,264

(a)	Working capital includes receivables, inventories, and accounts payable.
See Footnote Table 4 for Reconciliation of Cash Flows from Operating Activities to Free Cash Flow.

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	December 31		September 30
Revenue	2023	2022	2023
By operating segment:
Completion and Production	$3,317	$3,182	$3,487
Drilling and Evaluation	2,422	2,400	2,317
Total revenue	$5,739	$5,582	$5,804

By geographic region:
North America	$2,423	$2,611	$2,608
Latin America	1,030	945	1,048
Europe/Africa/CIS	767	657	734
Middle East/Asia	1,519	1,369	1,414
Total revenue	$5,739	$5,582	$5,804

Operating Income
By operating segment:
Completion and Production	$716	$659	$746
Drilling and Evaluation	420	387	378
Total Operations	1,136	1,046	1,124
Corporate and other	(63)	(70)	(64)
SAP S4 upgrade expense	(15)	—	(23)
Total operating income	$1,058	$976	$1,037

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Year Ended
	December 31
Revenue	2023	2022
By operating segment:
Completion and Production	$13,689	$11,582
Drilling and Evaluation	9,329	8,715
Total revenue	$23,018	$20,297

By geographic region:
North America	$10,492	$9,597
Latin America	3,987	3,197
Europe/Africa/CIS	2,861	2,691
Middle East/Asia	5,678	4,812
Total revenue	$23,018	$20,297

Operating Income
By operating segment:
Completion and Production	$2,835	$2,037
Drilling and Evaluation	1,543	1,292
Total Operations	4,378	3,329
Corporate and other	(244)	(256)
SAP S4 upgrade expense	(51)	—
Impairments and other charges	—	(366)
Total operating income	$4,083	$2,707

See Footnote Table 1 for Reconciliation of Operating Income to Adjusted Operating Income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of Operating Income to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Year Ended
	December 31
	2023	2022
Operating income	$4,083	$2,707

Impairments and other charges:
Receivables	—	202
Property, plant, and equipment, net	—	100
Inventory	—	70
Other	—	(6)
Total impairments and other charges (a)	—	366
Adjusted operating income (b) (c)	$4,083	$3,073

(a)
During the year ended December 31, 2022 Halliburton recorded $366 million of impairments and other charges, primarily due to our decision to market for sale the net assets of our Russia operations and impairment of the assets in Ukraine.

(b)
Adjusted operating income is a non-GAAP financial measure which is calculated as: “Operating income” plus "Total impairments and other charges" for the respective periods. Management believes that operating income adjusted for impairments and other charges is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items.

(c)	We calculate operating margin by dividing operating income by revenue. We calculate adjusted operating margin, a non-GAAP financial measure, by dividing adjusted operating income by revenue. Management believes adjusted operating margin is useful to investors to assess and understand operating performance.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of Net Income to Adjusted Net Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	December 31		September 30
	2023	2022	2023
Net income attributable to company	$661	$656	$716

Adjustments:
Argentina currency impact	103	—	—
Loss on Blue Chip Swap transactions	6	—	—
Total adjustments, before taxes	109	—	—
Tax adjustment (a)	(1)	—	—
Total adjustments, net of taxes (b)	108	—	—
Adjusted net income attributable to company (b)	$769	$656	$716

Diluted weighted average common shares outstanding	897	910	902
Net income per diluted share (c)	$0.74	$0.72	$0.79
Adjusted net income per diluted share (c)	$0.86	$0.72	$0.79

(a)	The tax adjustment in the table above includes the tax effect on the Argentina currency impact and the loss on Blue Chip Swap transactions during the three months ended December 31, 2023.

(b)
Adjusted net income attributable to company is a non-GAAP financial measure which is calculated as: “Net income attributable to company” plus "Total adjustments, net of taxes" for the respective periods. Management believes net income adjusted for the Argentina currency impact, and the loss on Blue Chip Swap transactions, along with the tax adjustment, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in the business and to establish operational goals. Total adjustments remove the effect of these items.

(c)
Net income per diluted share is calculated as: "Net income attributable to company" divided by "Diluted weighted average common shares outstanding." Adjusted net income per diluted share is a non-GAAP financial measure which is calculated as: "Adjusted net income attributable to company" divided by "Diluted weighted average common shares outstanding." Management believes adjusted net income per diluted share is useful to investors to assess and understand operating performance.

FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Reconciliation of Net Income to Adjusted Net Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Year Ended
	December 31
	2023	2022
Net income attributable to company	$2,638	$1,572

Adjustments:
Loss on Blue Chip Swap transactions	110	—
Argentina currency impact	103	—
Impairments and other charges	—	366
Loss on early extinguishment of debt	—	42
Total adjustments, before taxes	213	408
Tax adjustment (a)	(24)	(24)
Total adjustments, net of taxes (b)	189	384
Adjusted net income attributable to company (b)	$2,827	$1,956

Diluted weighted average common shares outstanding	902	908
Net income per diluted share (c)	$2.92	$1.73
Adjusted net income per diluted share (c)	$3.13	$2.15

(a)
The tax adjustment in the table above includes the year ended December 31, 2023 tax effect on the loss on Blue Chip Swap transactions and the Argentina currency impact of $103 million related to the fourth quarter of 2023. During the year ended December 31, 2022, the tax adjustment includes the tax effect related to impairments and other charges and the loss on early extinguishment of debt.

(b)
Adjusted net income attributable to company is a non-GAAP financial measure which is calculated as: “Net income attributable to company” plus "Total adjustments, net of taxes" for the respective periods. Management believes net income adjusted for the loss on Blue Chip Swap transactions, $103 million Argentina currency impact related to the fourth quarter of 2023, impairments and other charges, and the loss on early extinguishment of debt, along with the tax adjustment, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in the business and to establish operational goals. Total adjustments remove the effect of these items.

(c)
Net income per diluted share is calculated as: "Net income attributable to company" divided by "Diluted weighted average common shares outstanding." Adjusted net income per diluted share is a non-GAAP financial measure which is calculated as: "Adjusted net income attributable to company" divided by "Diluted weighted average common shares outstanding." Management believes adjusted net income per diluted share is useful to investors to assess and understand operating performance.

FOOTNOTE TABLE 4

HALLIBURTON COMPANY
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
(Millions of dollars)
(Unaudited)

	Year Ended		Three Months Ended
	December 31		December 31
	2023	2022	2023
Total cash flows provided by operating activities	$3,458	$2,242	$1,410
Capital expenditures	(1,379)	(1,011)	(399)
Proceeds from sales of property, plant, and equipment	195	200	59
Free cash flow (a)	$2,274	$1,431	$1,070

(a)
Free Cash Flow is a non-GAAP financial measure which is calculated as “Total cash flows provided by operating activities” less “Capital expenditures” plus “Proceeds from sales of property, plant, and equipment.” Management believes that Free Cash Flow is a key measure to assess liquidity of the business and is consistent with the disclosures of Halliburton's direct, large-cap competitors.

Conference Call Details

Halliburton Company (NYSE: HAL) will host a conference call on Tuesday, January 23, 2024, to discuss its fourth quarter 2023 financial results. The call will begin at 8:00 a.m. CT (9:00 a.m. ET).

Please visit the Halliburton website to listen to the call via live webcast. A recorded version will be available under the same link immediately following the conclusion of the conference call. You can also pre-register for the conference call and obtain your dial in number and passcode by clicking here.

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CONTACTS

Investors Relations Contact
David Coleman
Investors@Halliburton.com
281-871-2688

Press Contact
Victoria Ingalls
PR@Halliburton.com
281-871-2601